Exhibit 99.2

Esperion Announces Pricing of $225 Million Public Offering

ANN ARBOR, Mich., Dec. 02, 2021 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) (“Esperion” or the “Company”), today announced the pricing of its previously announced underwritten public offering of 32,142,858 shares of its common stock and short-term warrants to purchase up to an aggregate of 32,142,858 shares of common stock. Each share of common stock is being sold together with one short-term warrant to purchase one share of common stock at a combined public offering price of $7.00 per share of common stock and accompanying warrant, less the underwriting discounts and commissions. The short-term warrants have an exercise price of $9.00 per share, are exercisable immediately, and will expire two years following the date of issuance.

H.C. Wainwright & Co. is acting as sole book-running manager for the offering.

In addition, Esperion has granted the underwriter a 30-day option to purchase up to an additional 4,821,428 shares of common stock and/or warrants to purchase up to an additional 4,821,428 shares of common stock at the public offering price, less the underwriting discounts and commissions.

All of the securities being sold in the offering are being offered by Esperion. The offering is expected to close on or about December 7, 2021, subject to satisfaction of customary closing conditions.

The gross proceeds from the offering to Esperion, before deducting underwriting discounts and commissions and other offering expenses, excluding any proceeds that may be received upon the exercise of the option to purchase additional securities and any exercise of the warrants to purchase common stock, are expected to be approximately $225.0 million. Esperion intends to use the net proceeds from the offering to fund the ongoing commercialization efforts for NEXLETOL and NEXLIZET, research and clinical development of current or additional pipeline candidates, and general corporate purposes.

Esperion may call all or any portion of the short-term warrants for cancellation, subject to certain conditions included in the warrants, at a price of $0.001 per warrant share at any time after the date that is three months following the public announcement by the Company of the top-line results from the CLEAR Outcomes trial, provided that, among other things, the volume weighted average price of the Company’s common stock exceeds $18.00 for 20 consecutive trading days.

The securities described above are being offered by Esperion pursuant to a shelf registration statement on Form S-3ASR (File No. 333-258397) that was previously filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2021 and which became effective upon filing. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement and accompanying base prospectus relating to the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus relating to the offering will be filed with the SEC and, when available, will be available on the SEC’s website at www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC, at 430 Park Ave., New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Esperion Therapeutics

Esperion is The Lipid Management Company. Our goal is lipid management for everybody, that’s why we work hard to make our medicines easy to get, easy to take and easy to have. We discover, develop and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including, without limitation, statements related to the completion of the public offering, the satisfaction of customary closing conditions related to the public offering and the intended use of proceeds from the public offering. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion's actual results to differ significantly from those projected, including, without limitation, market and other conditions, the impact of COVID-19 on our business, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion's filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Contact:

Corporate Communications

Ben Church/Kaitlyn Brosco

bchurch@esperion.com/kbrosco@esperion.com